ADMINISTRATION AGREEMENT

          AGREEMENT dated as of the ___ day of November, 2009 by and between HCM Commodities Strategy Fund, Ltd., a Cayman Islands exempted company (“Fund”), and JPMorgan Funds Management, Inc. (“Administrator”), a Delaware corporation.

          WHEREAS, the Fund is a wholly-owned subsidiary of Highbridge Dynamic Commodities Strategy Fund (the “Highbridge Fund”), a series of JPMorgan Trust I, a Delaware statutory trust (the “Trust”);

          WHEREAS, the purpose of the Company is to facilitate the implementation of the Highbridge Fund’s investment strategies, in particular with respect to investments in commodity futures and other commodity-related derivative instruments; and

          WHEREAS, the Fund desires to retain the Administrator to furnish administrative services.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

          ARTICLE 1. Retention of the Administrator. The Fund hereby retains the Administrator to act as the administrator of the Fund and to furnish the Fund with the administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below. The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

          ARTICLE 2. Administrative Services. Subject to the direction and control of the Board of Directors of the Fund (“Directors”), the Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Fund.

Without limiting the generality of the foregoing, the Administrator shall:

a.	Provide all necessary office facilities (which may be in the offices of the Administrator or an affiliate), equipment, and personnel for handling the affairs of the Fund;

b.

Subject to supervision by counsel to the Fund, prepare amendments to, file, and maintain the Fund’s governing documents, including the Memorandum and Articles of Association (“Articles”) and minutes of meetings of shareholders;

c.

Provide individuals reasonably acceptable to the Fund’s Directors to serve as officers of the Fund, who will be responsible for the management of certain of the Fund’s affairs as determined by the Fund’s Directors;

d.	Prepare agenda and prepare and compile board materials for all Director meetings and review, file, and maintain minutes of meetings of Directors;

e.	Provide appropriate personnel for Board of Directors meetings;

f.	Prepare for and conduct shareholder meetings, if necessary;

g.	Assist with the design, development, and operation of Fund, including new investment objectives, policies and structure;

h.	Prepare semi-annual and annual financial statements;

i.	Compile data for, assist the Fund or its designee in the preparation of, and file, all of the Fund’s tax returns and required tax filings other than those required to be made by the Fund’s custodian;

j.	Prepare and distribute year-end shareholder tax information letters and Forms 1099-MISC for Director fees and vendor payments;

k.	Identify and track book-tax differences;

l.	Prepare quarterly tax compliance checklist for use by Fund managers;

m.

Calculate declaration of income/capital gain distributions in compliance with income/excise tax distribution requirements and ensure that such distributions are not “preferential” under the Internal Revenue Code;

n.

Review reports produced by, and the operations and performance of, the various organizations providing services to the Fund or any Fund of the Fund, including, without limitation, the Fund’s investment adviser, custodian, sub-adviser, fund accountant, outside legal counsel, independent public accountants, and other entities providing services to the Fund, and at the request of the Directors, report to the Directors on the performance of such organizations;

o.

Prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the Fund’s investment adviser, custodian and fund accountant and oversee expense disbursement and any service provider conversions;

p.	Calculate contractual Fund expenses and control all disbursements for the Fund, and as appropriate compute the Fund’s yields, total return, expense ratios, and portfolio turnover rate;

q.	Prepare annual Fund expense budget and monthly accrual analyses, perform various expense savings analysis and expense benchmarking analysis;

r.	Prepare expense authorizations and review or prepare for management review all invoices for Fund expenses;

s.	Prepare and file proofs of claims in connection with Class Action notices;

t.	Monitor the Fund’s compliance with all applicable securities and other regulatory requirements;

u.	Obtain and keep in effect directors and officers/errors and omissions insurance policies for the Fund as such policies are approved by the Fund’s Directors;

v.	Coordinate annual audit activities, including providing information and assistance with respect to audits conducted by the Fund’s independent auditors;

w.	Design, implement and maintain a disaster recovery program for the Fund’s records;

x.

Perform all administrative services and functions of the Fund and each Fund to the extent administrative services and functions are not provided to the Fund or such Fund pursuant to the Fund’s or such Fund’s investment advisory agreement, custodian agreement and fund accounting agreement.

          The Administrator shall perform such other administrative services for the Fund that are mutually agreed upon by the parties from time to time.

          ARTICLE 3. Additional Services; Delegation. The Administrator may provide additional reports and services upon the request of the Fund or the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. The Administrator may delegate some or all of its responsibilities under this Agreement, as provided in Article 9.

          ARTICLE 4. Allocation of Charges and Expenses.

          (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are officers or employees of the Administrator or any affiliated company of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Directors of the Fund to perform services on behalf of the Fund.

          (B) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organization costs, taxes, fees and expenses for legal and auditing services, fees and expenses of pricing services, all expenses incurred in connection with issuing and redeeming shares, the cost of custodial services, the cost of initial and ongoing registration of the shares under applicable securities laws, fees and out-of-pocket expenses of Directors who are not officers or employees of the Administrator or the Investment Adviser to the Fund or any affiliated company of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

          ARTICLE 5. Compensation of the Administrator.

          (A) Administration Fee. In consideration of the services rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund shall pay the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree. The Fund shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Director meetings. If this Agreement terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

          ARTICLE 6. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. Any person, even though also an employee, or agent of the Administrator, who may be or become an officer, Director, employee or agent of the Fund shall be deemed, when rendering services to the Fund, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a partner, employee, or agent or one under the control or direction of the Administrator even though paid by it.

          So long as the Administrator acts in good faith and with due diligence and without negligence, the Fund assumes full responsibility and shall indemnify the Administrator, its employees, agents, directors, officers and nominees and hold them harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator’s actions taken or non-actions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

          The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith shall not affect the rights hereunder.

          The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

          The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator’s duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

          The Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Fund until receipt of written notice thereof from the Fund.

          ARTICLE 7. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and shareholders of the Fund are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Fund.

          ARTICLE 8. Term. Subject to this Article 8, the initial term of this Agreement shall be two (2) years commencing on the date of this Agreement and, following such initial term, this Agreement shall be renewed annually thereafter on the anniversary of the date of the Agreement if the Highbridge Fund’s Administration Agreement between the Administrator and the Trust, dated February 19, 2005, as amended, is renewed by (i) the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Highbridge Fund, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Administrator, cast in person at a meeting called for the purpose of voting on such approval; provided that this Agreement shall not be renewed and shall terminate on any such renewal date if the Fund or the Administrator provides written notice of termination to the other party hereto not later than 60 days prior to the end of the initial term or 60 days prior to the end of any annual renewal period thereafter. The term of this Agreement shall also terminate without penalty, on not less than 60 days prior written notice, by the Fund’s Board of Directors or by the Administrator.

          ARTICLE 9. Assignment. This Agreement shall not be assigned by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 6 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          ARTICLE 10. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the vote of a majority of the Directors of the Fund.

          For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Fund does not conflict with or violate any requirements of its Articles, or any rule, regulation or requirement of any regulatory body.

          ARTICLE 11. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

          In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund’s instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

          ARTICLE 12. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if delivered to the other party at the following address: 1111 Polaris Parkway, Columbus, Ohio 43240, or at such other address as a party may from time to time specify in writing to the other party pursuant to this Section.

          ARTICLE 13. Governing Law; Limitation of Liability of the Directors and Shareholders. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware. The obligations of the Fund entered into in the name or on behalf thereof by any Director, representative or agent of the Fund are made not individually, but in such capacities, and are not binding upon any Director, shareholder, representative or agent of the Fund personally, but bind only the assets of the Fund.

          The execution and delivery of this Agreement have been authorized by the Directors, and this Agreement has been signed and delivered by an authorized officer of the Fund, acting as such, and neither such authorization by the Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Fund property of the Fund.

          ARTICLE 14. Counterparts. This Agreement may be executed by the parties on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

HCM Commodities Strategy Fund Ltd.

By: ___________________________________

Title: __________________________________

Accepted by:

JPMORGAN FUNDS MANAGEMENT, INC.

By: ___________________________________

Title: __________________________________

SCHEDULE A
TO THE ADMINISTRATION AGREEMENT

The Administrator receives the following annual fee: